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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 9, 2002

DIGITAL RIVER, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-24643 (Commission File No.)	41-1901640 (I.R.S. Employer Identification No.)
9625 W. 76th Street, Suite 150 Eden Prairie, Minnesota 55344 (Address of principal executive offices) (Zip code)
(952) 253-1234 (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

        On February 9, 2002, Digital River and Beyond.com Corporation amended and restated their agreement dated January 24, 2002, to acquire certain assets of Beyond.com. In the original acquisition agreement, Digital River agreed to acquire certain assets of Beyond.com's business of managing online stores for companies, its eStores business, and providing computer software to government agencies, its Government Systems business. Because certain closing conditions related to the acquisition of the Government Systems business could not be met, Digital River elected not to acquire that portion of Beyond.com's business. The new agreement provides that only Beyond.com's eStores business will be acquired by Digital River. The acquisition is subject to certain conditions set forth in the amended agreement, including the approval of the United States Bankruptcy Court.

        Digital River has agreed to acquire substantially all of the assets and customer contracts related to Beyond.com's eStores business in exchange for $4,010,000 in Digital River common stock, subject to certain escrow requirements. Under the terms of the amended agreement, Digital River is not assuming liabilities of Beyond.com other than obligations under the Beyond.com client contracts. The consideration will be reduced by amounts set forth in the amended agreement if certain customers of Beyond.com terminate or fail to renew their contracts with Beyond.com or take certain other actions prior to the closing. The amended agreement includes contingent earn-out provisions whereby Beyond.com can receive additional shares of Digital River common stock valued at $500,000 if 90% or more of specified customers of Beyond.com enter into 12 month contracts with Digital River within 60 days of the closing and an additional $1,350,000 if specified customers enter into 12 month contracts with Digital River within 60 days of the closing. The amended agreement also provides for sale restrictions and certain resale registration rights with respect to the shares of Digital River's common stock to be issued. Beyond.com has filed for Chapter 11 bankruptcy protection.

ITEM 7. FINANCIAL STATEMENTS PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (c)    Exhibits.

Exhibit No.	Description
2.1	Amended and Restated Asset Purchase Agreement, dated February 9, 2002, by and between the Registrant and Beyond.com Corporation.
20.1	Press release of the Registrant dated February 11, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL RIVER, INC. (Registrant)
Date: February 11, 2002	By:	/s/ ROBERT E. STRAWMAN Robert E. Strawman Chief Financial Officer (Principal Financial and Accounting Officer)

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  ITEM 5. OTHER EVENTS
  ITEM 7. FINANCIAL STATEMENTS PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
SIGNATURES